Exhibit 10.5

BAM-FX Royalty Agreement

Agreement is made this 12/11/2013, by and between Zero Gravity Solutions, Inc. ("ZGSI" or "Company"), with offices at 190 NW Spanish River Blvd., Boca Raton, FL 33431 and Messrs. John Wayne Kennedy (JWK) and Patrick Kennedy (PK), with JWK offices located at 101 Beachside Drive, Stevensville, MD 21666, and PK offices located at PO Box 1717 Breckenridge, TX 76424 (both as individuals, or herein collectively "Kennedy Brothers") and applies specifically to the assignment to ZGSI of the BAM-FX patent, all subsequent or derived formulations, and any and all other related rights to BAM-FX and/or any BAM-FX Products ("BAM-FX" or the "Product").

RECITALS

WHEREAS, ZGSI has been assigned specific technology from JWK, as documented by attached patent assignment (the "Assignment"), which is or is being developed, and ZGSI is the Assignee of all intellectual property rights in, to and for such products as: a concentrated mineral formula designed to treat plant diseases, as described and embodied in U.S. Patent application number 61/828,233 xr (the "IP"), under separate cover and available either through the U.S. Patent office or our attorneys, Barclay & Hiscock, LLP, and is herein fully incorporated by this reference; and

WHEREAS, all aspects of this Patent, specifically all applications which apply and/or may apply to any commercial, licensing or sub-licensing opportunity or opportunities for any and all products created therefrom, including those for plants or for the agricultural industry, have been assigned to ZGSI (the "IP", as listed above), ZGSI now hereby agrees to pay royalties to Kennedy Brothers as clearly specified and described herein, now therefore;

AGREEMENT

In consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1.	MARKETING AND DISTRIBUTION PLAN

A.          JWK and PK understand and agree, collectively and severally, that ZGSI, the Assignee and sole owner of BAM-FX and all BAM-FX products, owns and has exclusive worldwide rights to manufacture, license or sub-license, distribute and sell BAM-FX, the BAM-FX Product as well as any and all related products, by any and all methods ZGSI deems fit and appropriate to best serve the terms of this Agreement.

B.          JWK and PK further understand and agree, collectively and severally, that as owner and Assignee, ZGSI is authorized to present, represent, negotiate, conclude, close and finalize all sales of the BAM-FX Product to interested parties, entirely at their sole discretion, including but not limited to: retailers, manufacturers, licensees and sub-licensees and any other parties ZGSI deems fit and appropriate to best serve the terms of this Agreement.

2.	ROYALTY PAYMENT

In exchange for the value derived from the transfer of ownership of BAM-FX by Assignment (see two-page document which follows, "Assignment"), ZGSI agrees to pay the Kennedy Brothers a Royalty on all BAM-FX and related products sold by ZGSI, excluding shipping, based on "gross selling price" by the Company, and additional Royalty on any income to Company from any license or sub-license of Product, payable after Company's receipt of payment for product (See Item 5B: Compensation).

3.	TERM, TERMINATION & SURVIVORSHIP:

Agreement and all provisions hereof, except and unless otherwise provided, in writing, shall be in full force and effect and shall extend for a term of seventy-five (75) years for the U.S. and all other worldwide markets. The effective date of this Agreement shall be the date first written above. At conclusion of the initial term, this Agreement shall automatically renew for two-year (2 year) periods thereafter, unless terminated, in writing, by either of the parties.

In the event of any breach of any material provision of this Agreement, either party hereto may terminate the Agreement, with (60) days written notice to the other party, if during the sixty (60) day period, the breaching party fails to cure such breach, in which case ZGSI shall have six (6) months from the effective date of termination of this Agreement to sell any inventories of product existing, product already in production, or product already on order as of said effective date of termination.

Should ZGSI choose to sell any or all of the IP, patent rights or other assets applicable to the operation of this Agreement, during the term of the Agreement, ZGSI agrees that any company or entity purchasing said rights will be obligated to assume and honor this Agreement with JWK, in its entirety, for the balance remaining of the term of this Agreement.

Should ZGSI, for any reason, become legally insolvent, bankrupt or prosecuted and found guilty of any criminal activity, this Agreement becomes null, void and terminated immediately but not before attached Assignment to ZGSI is canceled, in which case all rights and ownership of Patent and Product, BAM-FX and all related derivatives revert back to JWK. No trustee, receiver or court of competent jurisdiction has or will have or hold any right or rights to transfer or convey said Patent, Product or derivatives of original conveyance, or rights thereof, to any outside or other third party. Should it be included or implicated in any legal action of any kind, JWK shall have first priority interest, over all classes of ZGSI stockholders, in all of the Patents and IP existing now or in the future, the subject of this Agreement.

4.	DUTIES AND OBLIGATIONS

A.          Subject to all terms and conditions herein specified, ZGSI shall use its best efforts during the term of this Agreement to identify and secure financing and business arrangements for the Product with distributors, retailers and/or other entities, such as to reasonably service such arrangements during the term thereof.

B.          Additionally, ZGSI shall engage in other such technologies as are subject to this Agreement, as JWK should develop and that the parties may mutually agree upon and, in general, use its best efforts consistent with sound business practices to maximize revenue generated from the exploitation of BAM-FX and to enhance the value and reputation of the Products and/or technologies for the benefit of both parties and for this Agreement.

C.          ZGSI will keep and maintain accurate files, records and books reflecting all of ZGSI's research expenses and gross trade sales. JWK, at its own expense, shall have the right to examine, during regular business hours and upon reasonable notice, ZGSI's records relating to the product. In the event such an examination of ZGSI's records results in a determination that JWK has been underpaid, the amount of any deficiency, including interest at ten percent (10%) per annum and the cost of such examination (including all reasonable attorney and accounting fees incurred for such examination) shall be paid by ZGSI to JWK in the quarterly Royalty statement following such examination.

5.	RESEARCH, COMMITMENT & COMPENSATION:

In consideration for the assignment, and in exchange for the value derived from the transfer of ownership of BAM-FX by way of the assignment (attached), ZGSI agrees to pay the following expenses and to provide Kennedy Brothers the following Royalty compensation:

A.          ZGSI shall be responsible for its own marketing expenses, including but not limited to salaries, warehousing, commissions, advertising, etc. ZGSI shall comply with all national and international, provincial and/or local laws, regulations, codes and ordinances applicable to ZGSI's business and shall pay any and all national and international, provincial and/or local taxes or duties, costs and expenses. ZGSI shall be responsible for the acquisition of the necessary financing and/or payment of all research work necessary to bring the Product into governmental compliance, as required by the U.S. Environmental Protection Agency, and/or equivalent governing body of any foreign country wherein it is distributed.

B.          ZGSI agrees to pay the Kennedy Brothers a Five Percent (5%) Royalty on all BAM-FX and related products sold by ZGSI, of all Gross Revenue Sales (GRS) by ZGSI of the Product, excluding shipping, and Ten Percent (10%) Royalty on any income to the Company from license or sub-license agreements, payable after payment for product is received by ZGSI, division of these stated percentages to be distributed as follows:

i.           For Product: JWK shall receive Three Percent (3%) and PK shall receive Two Percent (2%), collectively Five Percent (5%), of all Gross Revenue Sales (GRS) by ZGSI, of BAM FX and/or any

subsequent derivatives thereof.

ii.          For License/Sub-License: JWK shall receive Six Percent (6%) and PK shall receive Four Percent (4%), collectively Ten Percent (10%), of income from license or sub-license agreements.

iii.         Advance Royalties: There may be opportunity for Advance Royalties, which MAY be paid to JWK, PK or Kennedy Brothers, at the sole discretion of the CEO, and would become payable and be deducted from any "actual" Royalties due, at a later date to be determined.

These described Royalty payments are to be generated by the 15th of the month, following the end of each quarter, less any advances, with a copy of all GRS to accompany each Royalty payment.

C.          In the event either of the Kennedy Brothers is deceased, becomes incapacitated or is deemed non compos mentis by a court of competent jurisdiction, during the term of this Agreement, the surviving of the two parties (JWK or PK) is automatically appointed Executor for the other, and on behalf of his heirs, of all interests in this Agreement.

6.	MANUFACTURER AND SCOPE

This Agreement includes all products which are, in any way or manner, originally or eventually based in any form of the IP, patents (in any stage of completion), for products that are created for plants or the agricultural industry, that are manufactured, assembled and eventually marketed, by any means, through ZGSI, who shall, at its sole option, manufacturer and/or cause the Product to be manufactured and shall, at all times, maintain complete control of this activity unless otherwise agreed, in writing, by the parties hereto.

7.	WARRANTIES AND INDEMNIFICATIONS

A.          JWK, as Patent Author, represents and warrants himself to have been the exclusive and sole owner of all rights in and to BAM-FX, BAM-FX Product, and any related products or derivatives, and to have understood and exercised his exclusive and sole right to assign the patent and all aspects of BAM-FX, before said Assignment to ZGSI.

B.          JWK hereby agrees to defend, indemnify, and hold harmless ZGSI, its shareholders, directors, officers, employees, ZGSI's parent and sister companies, subsidiaries, and affiliates, from and against any and all claims, liabilities, judgments, penalties, taxes (civil and criminal), any and all costs and expenses (including, without limitation, reasonable attorney fees) related to and incurred in connection therewith, any of which they may incur or to which any of them may be subjected, arising out of or relating to a breach of ZGSI's representation and warranty or of any actions or inactions of ZGSI.

C.          ZGSI hereby agrees to defend, indemnify, and hold harmless JWK, his shareholders, directors, officers, employees, ZGSI's parent and sister companies, subsidiaries, and affiliates, from and against any and all claims, liabilities, judgments, penalties, taxes (civil and criminal), any and all costs and expenses (including, without limitation, reasonable attorney fees) related to and incurred in connection therewith, any of which they may incur or to which any of them may be subjected, arising out of or relating to a breach of JWK's representation and warranty or of any actions or inactions of JWK.

8.	NOTICES

A.          Any and all notices between the parties, are to be tendered in writing, to the other designated party at their respective addresses herein, by the following methods: USPS, Certified mail, registered letter, Express mail (return receipt requested), Federal Express or other recognized overnight courier. Either party may change the address to which notice or payment is to be sent by written notice to the other party under any provision of this section.

9.	AGREEMENT BINDING ON SUCCESSORS

The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, their heirs, assigns, and successors.

10.	WAIVER

No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

11.	SEVERABILITY

If a court of competent jurisdiction hereof holds any term, clause, or provision invalid or unenforceable, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from this Agreement.

12.	ASSIGNABILITY

This Agreement and the rights and obligations thereof are personal to JWK and to ZGSI, and wholly owned by ZGSI. They cannot be assigned, licensed or sub-licensed, to any third party, other than by the sole owner, ZGSI, or without the prior and express written consent of ZGSI unless it transfer is made in connection with the transfer of substantially all rights to the Product.

13.	ATTORNEYS' FEES

In the event that any action, suit or legal proceeding is initiated or brought to enforce any or all of the provisions of this Agreement, the prevailing party shall be entitled to such attorneys' fees, costs and disbursements as are deemed reasonable and proper by an arbitrator or court. In the event of an appeal of an initial decision of an arbitrator or court, the prevailing party shall be entitled to such attorneys' fees, costs and disbursements as are deemed reasonable and proper by the appellate court(s).

14.  INTEGRATION

This Agreement constitutes the entire understanding of the parties, revokes and supersedes all prior agreements between the parties, and is intended as a final expression of their Agreement. It shall not be filed or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may conflict with this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

For and on behalf of "Kennedy Brothers"

By:	/s/ John Wayne Kennedy
John Wayne Kennedy, Patent Author

For and on behalf of “Zero Gravity Solutions, Inc.”

By:	/s/ Richard Godwin
Richard Godwin, Chief Executive Officer